SUPPLEMENT TO

DISTRIBUTION CONTRACT

PIMCO Equity Series

650 Newport Center Drive

Newport Beach, California 92660

November 4, 2019

PIMCO Investments LLC

1633 Broadway

New York, NY 10019

Dear Sirs and Madams:

This will confirm the agreement between the undersigned (the “Trust”) and you (the “Distributor”) as follows:

1.    The Trust is an open-end investment company organized as a Delaware statutory trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time, certain of which operate as exchange-traded funds (each, an “ETF”). As specified in the Trust’s prospectus for the ETFs, ETF shares may be created or redeemed only in blocks of shares or multiples thereof (“Creation Units”). A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. The PIMCO RAFI ESG U.S. ETF (the “Fund”) is a separate investment portfolio of the Trust.

2.    The Trust and the Distributor have entered into a Distribution Contract (the “Contract”) dated May 17, 2017, pursuant to which the Distributor has agreed to be the distributor of Creation Units of shares of the Trust.

3.     As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Fund and the Distributor hereby acknowledges that the Contract, as amended below, shall pertain to the Fund, the terms and conditions of such Contract being hereby incorporated herein by reference.

4.    The Trust and the Distributor hereby agree to amend the Contract as of the date hereof to add the Fund to Schedule A. Accordingly, the current Schedule A is replaced with the new Schedule A attached hereto.

5.    This Supplement and the Contract shall become effective with respect to the Fund on November 4, 2019 and shall continue in effect for a period not to exceed two years from the effective date of this Supplement and shall continue thereafter on an annual basis with respect to the Fund only so long as such continuance is specifically approved at least annually by (a) the Trust’s Board of Trustees or, with respect to the Fund, by the vote of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)), and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Contract and Supplement or “interested persons” (as defined in the 1940 Act) of any such party. This Contract and Supplement shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract and Supplement may, in any event, be terminated at any time without the payment of any penalty, by the Fund or the Distributor upon not more than 60 days’ and not less than 30 days’ written notice to the other party.

If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,
PIMCO EQUITY SERIES

By:
Title:	President

ACCEPTED:

PIMCO INVESTMENTS LLC

By:
Title:	President

SCHEDULE A

Distribution Contract

between PIMCO Equity Series and

PIMCO Investments LLC

November       , 2019

This contract relates to the following Funds:

Funds:

PIMCO RAFI Dynamic Multi-Factor Emerging Markets Equity ETF

PIMCO RAFI Dynamic Multi-Factor International Equity ETF

PIMCO RAFI Dynamic Multi-Factor U.S. Equity ETF

PIMCO RAFI ESG U.S. ETF